Exhibit 5.8

October 10, 2012

Ameristar Casinos, Inc.
3773 Howard Hughes Highway
Las Vegas, NV 89169

Re:       Ameristar Casinos, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Counsel to Ameristar Casino Springfield, LLC, a Massachusetts limited liability company (the “Massachusetts Guarantor”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the registration statement on S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) of $240,000.00 aggregate principal amount of 7.50% Senior Notes due 2021 (the “Securities”) of Ameristar Casinos, Inc., a Nevada corporation (the “Issuer”), to be issued in exchange for the Issuer’s outstanding Securities that were issued pursuant to the Indenture (the “Base Indenture”), dated as of April 14, 2011, among the Issuer, the Guarantors and Wilmington Trust, National Association, (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”), as supplemented by a Supplemental Indenture dated as of February 23, 2012 (the “First Supplemental Indenture”), as further supplemented by the Second Supplemental Indenture dated as of April 26, 2012 (the “Second Supplemental Indenture”) and as further supplemented by the Third Supplemental Indenture dated as of July 18, 2012 (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Indenture.

In connection with the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Offering Memorandum of the Indenture and such other documents, company records, votes, certificates of the Manager of the Massachusetts Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.  In such examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

October 10, 2012

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

(i)  The Massachusetts Guarantor is a validly existing limited liability company in organizational good standing under the laws of Commonwealth of Massachusetts.

(ii)  The Massachusetts Guarantor has the requisite limited liability company power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

(iii)  The Massachusetts Guarantor has taken all necessary limited liability company action to authorize the execution and delivery of and performance of its obligations under the Indenture and Guarantees and has duly executed and delivered the Indenture.

(iv)  The execution, delivery and performance of the Indenture and the Guarantees by the Massachusetts Guarantor do not require the Massachusetts Guarantor to obtain any approval by or make any filing with any governmental authority under any statute, rule or regulation of the Commonwealth of Massachusetts.

(v)  The execution and delivery by the Massachusetts Guarantor of the Indenture has not violated (i) any statute, rule or regulation of the Commonwealth of Massachusetts or (ii) the Massachusetts Guarantor’s certificate of organization or limited liability company agreement.  If executed and delivered on the date hereof, the execution and delivery of the Guarantees by the Massachusetts Guarantor would not violate (a) any statute, rule or regulation of the Commonwealth of Massachusetts or (b) the Massachusetts Guarantor’s certificate of organization or limited liability company agreement.

The foregoing opinions are subject to the following exceptions, qualifications, assumptions and limitations”

(A)       We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts.  We assume no obligation to review, revise or supplement this opinion as a result of developments occurring, or facts or circumstances being brought to our attention, after the date hereof.

October 10, 2012

No opinion is expressed herein with respect to (i) the qualification of the Securities or Guarantees under the securities or blue sky laws of any federal, state or foreign jurisdiction, (ii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof, (iii) tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, and health and safety laws or (iv) the laws of any county, municipality or any other political subdivision or local governmental agency or authority.

(B)       As to certain factual matters, we have relied entirely upon statements, certificates, opinions or other assurances of responsible officers of the sole member and the Manager of the Company, and we have not independently established or verified such factual matters and assume no responsibility therefor.

We consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Bacon Wilson, P.C.

Bacon Wilson, P.C.